                                                                                                                                                                                                                                                                                                                                    Exhibit 99 (a)

BOK Financial Reports Record Quarterly Earnings of $64 Million
Operating Revenue Growth and Credit Quality Improvement Drive Results

TULSA, Okla. (Wednesday July 28, 2010) – BOK Financial Corporation reported net income for the second quarter of 2010 of $63.5 million or $0.93 per diluted share, up from $60.1 million or $0.88 per diluted share in the first quarter of 2010 and $52.1 million or $0.77 per diluted share for the second quarter of 2009.  Net income for the six months ended June 30, 2010 totaled $123.7 million or $1.81 per diluted share compared to $107.1 million or $1.58 per diluted share for the six months ended June 30, 2009.

Net income for the first quarter of 2010 included a $6.5 million or $0.10 per share day-one gain from the purchase of the rights to service $4.2 billion of residential mortgage loans on favorable terms.  Net income for the second quarter of 2009 included a $7.7 million or $0.11 per share special assessment charge by the FDIC.

“Operating revenue was especially strong in the second quarter of 2010,” said President and CEO Stan Lybarger.  “Revenue for all significant fee income business lines grew over the previous quarter.  Additionally, continued improvement in credit quality indicators allowed us to lower our quarterly provision for credit losses for the third consecutive quarter.”

Highlights of second quarter of 2010 included:

•
Net interest revenue totaled $182.1 million compared to $182.6 million for the first quarter of 2010.  Net interest margin was 3.63% for the second quarter of 2010 and 3.68% for the first quarter of 2010.

•	Fees and commissions revenue increased $12.9 million over the previous quarter to $128.2 million. Brokerage and trading revenue was up $3.7 million and mortgage banking revenue was up $3.5 million.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $186.5 million, up $8.8 million over the prior quarter.  Net losses and operating expenses of repossessed assets increased $5.8 million.

•
Combined reserves for credit losses totaled $315 million or 2.89% of outstanding loans at June 30, 2010 and $314 million or 2.86% of outstanding loans at March 31, 2010.  Net loans charged off and provision for credit losses were $35.6 million and $36.0 million respectively, for the second quarter of 2010 compared to $34.5 million and $42.1 million, respectively, for the first quarter of 2010.

•
Nonperforming assets totaled $461 million or 4.19% of outstanding loans and repossessed assets at June 30, 2010 compared to $483 million or 4.36% of outstanding loans and repossessed assets at March 31, 2010.  Newly-identified nonaccruing loans totaled $58 million for the second quarter of 2010 and $81 million for the first quarter of 2010.

•
Available for sale securities totaled $9.2 billion at June 30, 2010, up $322 million since March 31, 2010.  Other-than-temporary impairment charges on certain privately-issued residential mortgage backed securities reduced pre-tax income by $2.6 million during the second quarter of 2010 and $4.2 million during the first quarter of 2010.

•
Outstanding loan balances were $10.9 billion at June 30, 2010, down $89 million since March 31, 2010.  Commercial real estate loans decreased $103 million.   The outstanding balance of commercial loans and unfunded commercial loans were largely unchanged for the quarter.

•	Total period end deposits increased $560 million during the second quarter of 2010 to $16.1 billion due primarily to growth in interest-bearing transaction and demand deposits.

•
Tangible common equity ratio increased to 8.88% at June 30, 2010 from 8.46% at March 31, 2010, due to an increase in the fair value of the securities portfolio and retained earnings growth.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders, such as equity provided by the U.S. Treasury’s Asset Relief Program (“TARP”).  We chose not to participate in the TARP Capital Purchase Program.  The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized.  The Company’s Tier 1 capital ratios as defined by banking regulations were 11.90% at June 30, 2010 and 11.45% at March 31, 2010.

•
The Company paid a cash dividend of $16.8 million or $0.25 per common share during the second quarter of 2010.  On July 27, 2010, the board of directors approved a quarterly cash dividend of $0.25 per common share payable on or about August 27, 2010 to shareholders of record as of August 13, 2010.

Net Interest Revenue

Net interest revenue totaled $182.1 million, down $461 thousand from the first quarter of 2010.  Net interest margin decreased over the previous quarter and average earning assets were lower.

Net interest margin was 3.63% for the second quarter of 2010 and 3.68% for the first quarter of 2010.    The yield on average earning assets decreased 8 basis points primarily due to an 18 basis point decrease in securities portfolio yield.  Cash flows from the securities portfolio are being reinvested at lower current interest rates.  The loan portfolio yield increased 2 basis points and the cost of interest-bearing liabilities decreased 2 basis points.

Average earning assets decreased $40 million compared to the previous quarter.  Securities increased $155 million, primarily from a $79 million increase in investment securities and a $69 million increase in mortgage trading securities.  Residential mortgage loans held for sale increased $46 million.  Outstanding loans decreased $216 million.  Commercial, commercial real estate and consumer loans decreased, partially offset by an increase in residential mortgage loans.

Average deposits increased $441 million compared to the previous quarter, primarily due to a $324 million increase in interest-bearing transactions accounts and a $175 million increase in demand deposits, partially offset by a $71 million decrease in higher-costing average time deposits.

Fees and Commissions Revenue

Fees and commissions revenue increased to $128.2 million for the second quarter of 2010 compared to $115.3 million for the first quarter of 2010.  Brokerage and trading revenue increased $3.7 million, mortgage banking revenue increased $3.5 million and transaction card revenue increased $2.6 million.  Deposit service charges and trust fees and commissions also were up over the prior quarter.

Brokerage and trading revenue increased on higher securities trading revenue and investment banking activity.  Interest rate volatility during the second quarter increased trading volumes in mortgage-backed securities.  Growth in mortgage loan sales volume increased mortgage banking revenue $2.3 million compared to the previous quarter.  Mortgage loans funded were $541 million for the second quarter of 2010 and $382 million in the first quarter of 2010.  Mortgage servicing revenue increased $1.2 million primarily as a result of mortgage servicing rights purchased during the first quarter of 2010.

Transaction card revenues increased primarily due to a higher volume of merchant discount fees and ATM network revenue.  Deposit service charges were up $2.0 million over the previous quarter due largely to a new service charge imposed on accounts that remain overdrawn for more than five days.  Trust fees increased $1.4 million primarily to the timing of tax service fees.

Changes in Federal banking regulations that became effective on July 1, 2010 are expected to reduce overdraft fee revenue by $10 million to $15 million over the second half of 2010.  We continue to explore options to mitigate the potential revenue decrease.  In addition, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act gave the Federal Reserve authority to limit the amount of interchange fee that may be charged in an electronic debit transaction.   The effect of this legislation on fee income and operating expenses cannot be accurately quantified at this time.

Operating Expenses

Total operating expenses were $205.9 million for the second quarter of 2010, up $42.2 million over the prior quarter.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $186.5 million, up $8.8 million over the first quarter of 2010.

Personnel costs were flat with the prior quarter.  Increases in cash-based incentive compensation of $3.5 million and salaries and wages of $1.2 million over the prior quarter were largely offset by a $4.1 million decrease in deferred compensation expense which is directly linked to the market value of Company stock and performance of other investments.

Repossessed asset expenses were $13.1 million, up $5.8 million over the previous quarter.   Net losses from sales and write-downs of repossessed property increased $5.6 million during the second quarter of 2010. Operating expenses of repossessed assets were up $202 thousand.  Data processing costs also increased $1.7 million over the prior quarter, driven primarily by increased transaction card volumes.

Credit Quality

Nonperforming assets decreased $22 million during the second quarter of 2010 to $461 million or 4.19% of outstanding loans and repossessed assets at June 30, 2010.  Nonperforming assets at June 30, 2010 consisted of nonaccruing loans of $320 million, renegotiated residential mortgage loans of $21 million (including $18 million of residential mortgage loans guaranteed by U.S. government agencies) and $120 million of real estate and other repossessed assets.  Nonaccruing loans decreased $24 million and repossessed assets decreased $2.0 million during the quarter.

Newly identified nonaccruing loans dropped to $58 million in the second quarter of 2010 from $81 million in the previous quarter.  The trend of net loans charged-off remains stable.  Consistent and sustained improvement will depend upon the broader U.S. economic recovery.

Nonaccruing loans totaled $320 million or 2.94% of outstanding loans at June 30, 2010 compared to $344 million or 3.13% of outstanding loans at March 31, 2010.  During the second quarter of 2010, $58 million of new nonaccruing loans were identified offset by $18 million in payments received, $38 million in charge-offs and $19 million in foreclosures and repossessions.  In addition, $5 million of nonaccruing loans were returned to accrual status during the second quarter of 2010 based on our expectation of full payment.

Nonaccruing commercial loans totaled $83 million or 1.38% of total commercial loans at June 30, 2010.  Nonaccruing commercial loans were primarily composed of $31 million or 1.86% of total services sector loans, $26 million or 1.42% of total energy sector loans, $9 million or 1.06% of total healthcare sector loans and $8 million or 3.61% of other commercial and industrial loans.  Nonaccruing commercial loans decreased $1.7 million since March 31, 2010 primarily related to a decrease in services, healthcare, manufacturing and wholesale / retail sector loans, partially offset by an increase in energy loans.  Newly identified nonaccruing commercial loans totaled $20 million, offset primarily by $8 million in payments, $6 million in charge-offs and $5 million of nonaccruing commercial loans returning to accrual status during the second quarter of 2010.

Nonaccruing commercial real estate loans totaled $194 million or 8.27% of outstanding commercial real estate loans at June 30, 2010.  Nonaccruing commercial real estate loans attributed to our various markets included $57 million or 25% of total commercial real estate loans in Colorado, $56 million or 34% of total commercial real estate loans in Arizona, $31 million or 4.26% of total commercial real estate loans in Texas and $24 million or 3.03% of total commercial real estate loans in Oklahoma.  Nonaccruing commercial real estate loans continue to be largely concentrated in land development and residential construction loans with $133 million or 24% of all land development and construction loans nonaccruing at June 30, 2010.  Total nonaccruing commercial real estate loans decreased $26 million since March 31, 2010.  Newly identified nonaccruing commercial real estate loans totaled $19 million, offset by $19 million of charge-offs, $16 million of foreclosures and $10 million of cash payments received.

Nonaccruing residential mortgage loans totaled $40 million or 2.18% of outstanding residential mortgage loans at June 30, 2010, a $3.8 million increase from March 31, 2010.  Residential mortgage loans past due 90 days or more and still accruing interest totaled $3.4 million.  Residential mortgage loans past due 30 to 89 days totaled $24 million, down $34 thousand from March 31, 2010.

The combined allowance for credit losses totaled $315 million or 2.89% of outstanding loans and 98% of nonaccruing loans at June 30, 2010.  The allowance for loan losses was $300 million and the reserve for off-balance sheet credit losses was $15 million.    Approximately $90 million of impaired loans, which consist primarily of nonaccruing commercial and commercial real estate loans, have been charged-down to the amount management expects to recover and accordingly have no reserve for loan loss attributed to them.  The remaining $203 million of impaired loans have $20 million of the reserve for loan losses attributed to them.  During the second quarter of 2010, the Company recognized a $36.0 million provision for credit losses.  Net losses charged against the allowance for loan losses totaled $35.6 million or 1.30% annualized of average outstanding loans.  Net loans charged off and provision for credit losses were $34.5 million and $42.1 million, respectively, for the first quarter of 2010.

Real estate and other repossessed assets totaled $120 million at June 30, 2010 consisting of $58 million of 1-4 family residential properties and residential land development properties, $37 million of developed commercial real estate properties, $13 million of equity interest received in partial satisfaction of debts, $8 million of undeveloped land, $3 million of equipment and $1 million of automobiles.  The distribution of real estate owned and other repossessed assets among various markets included $44 million in Arizona, $25 million in Texas, $25 million in Oklahoma, $8 million in Arkansas, $7 million in Colorado, $7 million in New Mexico, and $4 million in Kansas/Missouri.  Real estate and other repossessed assets decreased by $2.0 million during the second quarter due to additions of $19 million offset by $9 million in sales and $12 million in write-downs.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The outstanding principal balance of these loans totaled $311 million at June 30, 2010, down from $324 million at March 31, 2010.  The loans are primarily to borrowers in our primary market areas, including $219 million in Oklahoma, $33 million in Arkansas, $18 million in New Mexico, $16 million in Kansas/Missouri and $14 million in Texas.  At June 30, 2010, approximately 5% of these loans are nonperforming and 5% were past due 30 to 89 days.  A separate reserve for credit risk of $14 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $9.2 billion at June 30, 2010, up $322 million since March 31, 2010.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $8.2 billion fully backed by U.S. government agencies and $736 million privately issued by publicly owned financial institutions.  The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations.

The portfolio of available for sale securities had net unrealized gains of $215 million at June 30, 2010 compared to $108 million at March 31, 2010.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies increased $85 million to $315 million at June 30, 2010.  Net unrealized losses on privately-issued residential mortgage-backed securities decreased $30 million to $114 million at June 30, 2010.

The amortized cost of privately issued residential mortgage-backed securities totaled $849 million at June 30, 2010, down $60 million since March 31, 2010 due primarily to cash received.  Approximately $594 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.  The aggregate unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $106 million at June 30, 2010.  Aggregate unrealized losses on these same below investment grade securities were $124 million at March 31, 2010.  The amortized cost of privately issued residential mortgage-backed securities rated below investment grade decreased $30 million during the second quarter due primarily to cash received and a $2.6 million other-than-temporary impairment charge against earnings in the second quarter related to these securities due to further declines in projected cash flows as a result of worsening trends in delinquencies and foreclosures.

The Company added $43 million to its investment (held-to-maturity) securities portfolio during the second quarter of 2010 comprised primarily of qualifying school construction bonds.  These bonds were issued with the Company’s assistance by several school districts in our Texas markets under a program authorized by the U.S. Treasury Department.  Interest on these bonds is primarily payable through federal income tax credits.

The Company recognized $8.5 million of gains on the sale of $595 million of available for sale securities in the second quarter of 2010 and $4.1 million of gains on the sale of $286 million of available for sale securities in the first quarter of 2010.  Securities were sold either to mitigate extension exposure from rising interest rates or because they had reached their expected maximum potential total return.

Certain residential mortgage-backed securities and derivative contracts are held by the Company as an economic hedge against the changes in the fair value of the mortgage servicing rights that fluctuates due to changes in prepayment speeds and other assumptions.

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

Gain (loss) on mortgage hedge derivative contracts	$7,800	$(659)	$–
Gain (loss) on mortgage hedge securities	14,631	448	(10,199)
Total gain (loss) on financial instruments held as an economic hedge of mortgage servicing rights	22,431	(211)	(10,199)

Gain (loss) on change in fair value of mortgage
servicing rights	(19,458)	2,100 (1)	7,865
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$2,973	$1,889	$(2,334)
(1)  Excluding $11.8 million day-one gain on the purchase of mortgage servicing rights.

The Company has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs.  At June 30, 2010, the fair value of all asset contracts totaled $335 million, net of cash margin held by the Company.  The largest net amount due from a single counterparty, a subsidiary of an international energy company, to these contracts at June 30 was $54 million.  Letters of credit issued by independent financial institutions offset $46 million of this amount.

Loans, Deposits and Capital

Outstanding loans at June 30, 2010 were $10.9 billion, down $89 million from March 31, 2010.  Commercial real estate loans were down $103 million across all geographic regions.  Outstanding commercial loan balances were largely unchanged.    Residential mortgage loans increased $37 million over March 31, 2010.

Commercial real estate loans totaled $2.3 billion at June 30, 2010.  The decrease in outstanding commercial real estate loans was primarily due to a $60 million decrease in residential construction and land development loans, a $31 million decrease in loans secured by multifamily properties and a $16 million decrease in loans secured by retail facilities.  The decrease in commercial real estate loans was largely concentrated in the Texas and Arizona markets.  Unfunded commercial real estate loan commitments decreased $3.7 million to $152 million as existing commitments continue to mature.

Outstanding commercial loans totaled $6.0 billion at June 30, 2010, down $3.2 million at March 31, 2010.  During the second quarter of 2010, wholesale/retail sector loans grew $91 million, other commercial and industrial loans were up $44 million and healthcare sector loans increased $28 million.  These increases were primarily offset by a $73 million decrease in services sector loans, a $47 million decrease in energy sector loans and a $38 million decrease in manufacturing sector loans.  Commercial loans in the Oklahoma market increased $88 million during the quarter offset by a $40 million decrease in commercial loans in the New Mexico market and a $33 million decrease in commercial loans in the Texas market.  Total unfunded commercial loan commitments decreased $20 million to $4.3 billion. Unfunded energy loan commitments increased $1.2 million to $1.9 billion.  All other unfunded commercial loan commitments decreased $21 million.

Residential mortgage loans increased $37 million from the prior quarter including a $17 million increase in permanent mortgage loans and a $20 million increase in home equity loans.  Consumer loans decreased $19 million compared to the prior quarter primarily due to a $58 million decrease in indirect automobile loans related to the previously announced decision to curtail that business during the first quarter of 2009 in favor of a customer-focused direct approach to consumer lending, partially offset by a $39 million increase in other consumer loans.

Total deposits increased $560 million during the second quarter and totaled $16.1 billion at June 30, 2010.  Interest-bearing transaction account balances increased $394 million and demand deposit balances increased $135 million and time deposit balances increased $19 million.  Among the lines of business, commercial deposits increased $299 million, wealth management deposits increased $71 million and consumer deposits increased $6.8 million.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at June 30, 2010.  The Company’s Tier 1 and total capital ratios were 11.90% and 15.38%, respectively, at June 30, 2010.  The Company’s Tier 1 and total capital ratios were 11.45% and 15.09%, respectively, at March 31, 2010.  In addition the Company’s tangible common equity ratio, a non-GAAP measure, was 8.88% at June 30, 2010 and 8.46% at March 31, 2010.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A.  Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of June 30, 2010 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.